Exhibit 10.1

EXECUTION VERSION

TERM LOAN AGREEMENT

dated as of March 18, 2016

among

CONOCOPHILLIPS,

as Borrower

CONOCOPHILLIPS COMPANY,

as Guarantor

The Banks Party Hereto, and

TORONTO DOMINION (TEXAS) LLC,
as Administrative Agent

TD SECURITIES (USA) LLC,

Lead Arranger and Bookrunner

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ii

		Page

SECTION 10.	SUBSIDIARY GUARANTEE	37

10.1	Guarantee	37
10.2	Waiver of Subrogation	37
10.3	Amendments, etc. with respect to the Obligations	38
10.4	Guarantee Absolute and Unconditional	38
10.5	Reinstatement	38
10.6	Payments	38

SCHEDULE I	Bank Information

ANNEX A	Pricing Grid
EXHIBIT A	Form of Note
EXHIBIT B-1	Form of Loan Notice
EXHIBIT B-2	Form of Repayment Notice
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Form of Closing Certificate
EXHIBIT E	Form of Opinion of Counsel to the Loan Parties
EXHIBIT F	Form of Compliance Certificate

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TERM LOAN AGREEMENT

TERM LOAN AGREEMENT, dated as of March 18, 2016, among CONOCOPHILLIPS, a Delaware corporation (the “Borrower”), CONOCOPHILLIPS COMPANY, a Delaware corporation (the “Guarantor”), the several banks and financial institutions from time to time parties to this Agreement (collectively, the “Banks”; individually, a “Bank”) and TORONTO DOMINION (TEXAS) LLC, as administrative agent (the “Administrative Agent”).  As used herein, “Lead Arranger” means TD Securities (USA) LLC, as lead arranger and bookrunner.

WHEREAS, the Borrower has requested that the Banks provide a term loan facility and the Banks are willing to do so on the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.                         DEFINITIONS

1.1                               Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Aggregate Funding Obligations”: the Funding Obligations of all the Banks.

“Agreement”:  this Term Loan Agreement, as amended, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws”: all Laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning bribery or corruption.

“Applicable Margin”:  for each Type of Loan, the applicable rate per annum set forth on the Pricing Grid.

“Applicable Percentage”:  at a particular time, as to any Bank, the percentage of the aggregate Loans in effect at such time constituted by such Bank’s Loans.

“Approved Fund”:  means any fund that is administered or managed by (a) a Bank, (b) an affiliate of a Bank, or (c) an entity or an affiliate of an entity that administers or manages a Bank.

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit C; collectively, the “Assignments and Acceptances”.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a one month Interest Period that begins on such day (and if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%.  For purposes hereof:  “Prime Rate” shall mean, for the purposes of this definition only, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors).  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or Eurodollar Rate, respectively.

“Base Rate Loans”:  Loans hereunder at such time as they are made or being maintained at a rate of interest based upon the Base Rate.

“Benefited Bank”: as defined in subsection 9.7(a).

“Borrowing Date”: The Business Day specified in a notice pursuant to subsection 2.3 as the date on which the Borrower requests the Banks to make Loans hereunder, which date shall be no later than three Working Days after the Closing Date.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.

“Capitalization”: the sum, at any time outstanding and without duplication, of (a) Consolidated Indebtedness plus (b) Stockholders’ Equity.

“Change in Control”:  as defined in subsection 2.4(b).

“Closing Certificate”:  a Closing Certificate, substantially in the form of Exhibit D hereto.

“Closing Date”:  the date on which the conditions precedent set forth in subsection 4.1 shall have been satisfied, which date is March 18, 2016.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Compliance Certificate” means a certificate substantially in the form of Exhibit F hereto.

“Confidential Information”:  as defined in subsection 9.4.

“Consolidated Indebtedness”: the sum of (a) short-term debt and (b) long-term debt of the Borrower and its Consolidated Subsidiaries, as reflected on the consolidated balance sheet of the Borrower and prepared in accordance with GAAP.

“Consolidated Net Assets”:  at any date, the total amount of assets of the Borrower and its Subsidiaries after deducting therefrom (a) all current liabilities of the Borrower and its Subsidiaries (excluding any thereof which are by their terms extendible or renewable at the option of the Borrower to a time more than 12 months after the time as of which the amount thereof is being computed), and (b) total prepaid expenses and deferred charges of the Borrower and its Subsidiaries.

“Consolidated Subsidiary”:  at any date with respect to any Person, any Subsidiary the accounts of which are consolidated with those of such Person in its consolidated financial statements as of such date.

“Debt”:  as to any Person, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (vi) all Debt of others Guaranteed by such Person and (vii) all production payments, proceeds production payments or similar obligations of such Person.

“Default”:  any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Office”:  initially, the office of each Bank designated as such in Schedule I; thereafter, such other office of such Bank which shall be making or maintaining Base Rate Loans.

“Early Maturity Date”:  as defined in subsection 2.4(b).

“Early Termination Date”:  as defined in subsection 2.4(c).

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Impacted Interest Period”:  as defined in the definition of “Eurodollar Rate”.

“Eurodollar Loans”:  Loans hereunder denominated in Dollars at such time as they are made or being maintained at a rate of interest based upon the Eurodollar Rate.

“Eurodollar Office”:  initially, the office of each Bank designated as such in Schedule I; thereafter, such other office of such Bank, if any, which shall be making or maintaining Eurodollar Loans.

“Eurodollar Rate”:  with respect to the Interest Period for each Eurodollar Loan, the rate per annum (rounded upwards to the nearest whole multiple of 1/16 of 1%) equal to the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the Eurodollar Rate shall not be available at such time for such Interest Period (an “Eurodollar Impacted Interest Period”) then the Eurodollar Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Event of Default”:  any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

“FATCA”:  the Foreign Account Tax Compliance Act under Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this agreement.

“Former Administrative Agent Termination Date”:  as defined in subsection 2.4(d).

“Funding Obligation”:  as to any Bank, its obligation to make a Loan to the Borrower in accordance with subsection 2.1, in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Bank’s name on Schedule I, as such amount may change from time to time as provided herein; provided that the Aggregate Funding Obligations shall not at any time exceed $1,600,000,000.

“GAAP”:  generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee”:  as to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor”:  ConocoPhillips Company in its capacity as Guarantor.

“Indemnified Person”: as defined in subsection 8.7.

“Interest Payment Date”:  (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December, (b) as to any Eurodollar Loan which is a Loan in respect of which the Borrower has selected an Interest Period of one, two or three months, the last day of such Interest Period and (c) as to any Eurodollar Loan which is a Loan in respect of which the Borrower has selected an Interest Period longer than 3 months, each date which is three months or a whole multiple thereof, from the first day of such Interest Period and the last day of such Interest Period.

“Interest Period”:  (a) with respect to any Eurodollar Loan which is a Loan:

(i)                                     initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter or such longer period as the Banks from time to time may agree, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given pursuant to subsection 2.3 or 2.6; and

(ii)                                  thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of continuation given pursuant to subsection 2.6;

(b)                                 with respect to any Base Rate Loan, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such Base Rate Loan and ending on the day next preceding the date on which such Base Rate Loan is converted into a Eurodollar Loan pursuant to subsection 2.6; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period pertaining to a Eurodollar Loan which is a Loan would otherwise end on a day which is not a Working Day, then that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

(ii)                                  if any Interest Period pertaining to a Base Rate Loan would otherwise end on a day which is not a Business Day, then such Interest Period shall be extended to the next succeeding Business Day; provided that if such Loan is to be converted to a Eurodollar Loan and the last day of such Interest Period would otherwise end on a day which is not a Working Day, such Interest Period shall be extended to the next Working Day;

(iii)                               any Interest Period pertaining to a Eurodollar Loan which is a Loan that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

(iv)                              notwithstanding anything to the contrary in this definition of “Interest Period”, no Interest Period shall end after the Maturity Date.

“Interpolated Rate”: at any time, for any Interest Period for any Eurodollar Loan, the rate per annum (rounded to the same number of decimal places as the applicable Eurodollar Rate)  determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurodollar Rate for the longest period for which the Eurodollar Rate is available that is shorter than the applicable Eurodollar Impacted Interest Period, and (b) the Eurodollar Rate for the shortest period (for which that Eurodollar Rate is available) that exceeds the Eurodollar Impacted Interest Period, in each case, at such time.

“Laws”:  all ordinances, statutes, rules, regulations, orders, injunctions, writs, treaties or decrees of any governmental or political subdivision or agency thereof, or of any court or similar entity established by any thereof.

“Lien”:  with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including any production payment, proceeds production payment or similar financing arrangement with respect to such asset).  For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan”:  has the meaning set forth in subsection 2.1(a).

“Loan Notice”: a certificate substantially in the form of Exhibit B-1 hereto.

“Loan Party”: each of the Borrower and the Guarantor; collectively, the “Loan Parties”.

“Material Adverse Change”:  a material adverse change in the business, financial condition or results of operations of the Borrower and its Consolidated Subsidiaries taken as a whole.

“Material Subsidiary”:  the Guarantor and at any time, any Subsidiary which as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the United States Securities and Exchange Commission.

“Maturity Date”:  the third anniversary of the Closing Date, if such date is not a Business Day, the Business Day next preceding such date.

“Moody’s”:  Moody’s Investors Service, Inc.

“Note”:  is defined in subsection 2.2(e).

“Obligations”:  as defined in subsection 10.1.

“Participant”:  as defined in subsection 9.6(b).

“Patriot Act”: as defined in subsection 9.16.

“Person”:  an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pricing Grid”:  the Pricing Grid attached hereto as Annex A.

“Purchasing Bank”:  as defined in subsection 9.6(d).

“Register”:  as defined in subsection 9.6(e).

“Repayment Notice”: a certificate substantially in the form of Exhibit B-2 hereto.

“Required Banks”:  at any time, Banks, the Applicable Percentages of which aggregate more than 50% of the aggregate Loan.

“Responsible Officer”: the chief financial officer, Treasurer or the chief accounting officer of the Borrower.

“S&P”:  Standard & Poor’s Ratings Services (a division of McGraw-Hill Companies, Inc.).

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, Canada, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person that the Borrower knows is owned 50 percent or more by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the European Union, Her Majesty’s Treasury of the United Kingdom, or the United Nations Security Council.

“Senior Debt”:  the Borrower’s senior unsecured, non-credit enhanced, long term debt for which a rating has been established by Moody’s and/or S&P as provided in the Pricing Grid.

“Stockholders’ Equity”: as of the time for which any determination thereof is to be made, shareholders’ equity of the Borrower and its Consolidated Subsidiaries as reflected on the consolidated balance sheet of the Borrower and prepared in accordance with GAAP, excluding (a) the cumulative amount by which such shareholders’ equity shall have been reduced by reason of non-cash write downs, impairments, and related charges calculated in accordance with GAAP and (b) cumulative changes in accumulated other comprehensive income from foreign currency translation adjustments, after December 31, 2015.

“Subsidiary”:  with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

“Subsidiary Guarantee”:  as defined in subsection 10.1.

“Supermajority Banks”:  at any time, Banks, the Applicable Percentages of which aggregate at least 66 2/3% of the aggregate Loan outstanding at such time.

“Taxes”:  as defined in subsection 2.15(a).

“Termination Notice”:  as defined in subsection 2.4(b).

“Total Debt to Capitalization Ratio”: the ratio of (a) Consolidated Indebtedness to (b) Capitalization.

“Tranche”:  the collective reference to Eurodollar Loans, the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not the Loans comprising any such Tranche were originally made on the same day).

“Transfer Effective Date”:  as defined in each Assignment and Acceptance.

“Transferee”:  as defined in subsection 9.6(g).

“Type”:  as to the Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Working Day”:  any Business Day on which dealings in Dollar deposits and foreign currencies and exchange between banks may be carried on in London, England and in New York City.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2                               Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

(b)                                 As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, capital stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, supplemented, restated or otherwise modified from time to time.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.                         AMOUNT AND TERMS OF LOAN

2.1                               Loan.  (a)  Subject to the terms and conditions set forth herein, each Bank severally agrees to make a term loan (collectively, the “Loan”) on the Borrowing Date in a single advance in an amount not to exceed such Bank’s Funding Obligation, provided that the aggregate principal of the Loan made by the Banks on such date shall not exceed the Aggregate Funding Obligations.

(b)                                 The Loan may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsection 2.3 or 2.6.  Eurodollar Loans shall be made and maintained by each Bank at its Eurodollar Office and Base Rate Loans shall be made and maintained by each Bank at its Domestic Office.

(c)                                  Amounts borrowed under subsection 2.1(a) and repaid under subsection 2.2 or prepaid under subsection 2.5 may not be reborrowed.  Upon a Bank making the Loan, its Funding Obligation shall terminate.

2.2                               Repayment of the Loan; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Bank the then unpaid principal amount of the Loan made by such Bank on the Maturity Date (or such earlier date on which the Loan becomes due and payable pursuant to Section 7).  The Borrower hereby further agrees to pay interest on the unpaid principal amount of its outstanding Loan from the Borrowing Date until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.9.

(b)                                 Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Bank resulting from each Loan of such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement.

(c)                                  The Administrative Agent shall maintain the Register pursuant to subsection 9.6(e), and a subaccount therein for each Bank in which shall be recorded (i) each Bank’s Applicable Percentage of the amount of the Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Bank’s share thereof.

(d)                                 The entries made in the Register and the accounts of each Bank maintained pursuant to subsection 2.2(b) shall, to the extent permitted by applicable Laws, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan made to the Borrower by such Bank in accordance with the terms of this Agreement.

(e)                                  The Borrower agrees that, upon the request to the Administrative Agent by any Bank, the Borrower will execute and deliver to such Bank a promissory note of the Borrower evidencing the Loan of such Bank, substantially in the form of Exhibit A with appropriate insertions as to principal amount (a “Note”).

2.3                               Procedure for Term Loan Borrowing.

(a)                                 The Borrower may borrow the Loan on the Borrowing Date, which date must be a Working Day if all or any part of the requested Loans are to be initially Eurodollar Loans, or a Business Day if the borrowing is a Base Rate Loan; provided that the Borrower shall give the Administrative Agent irrevocable written notice in the form of a Loan Notice (i) prior to 1:00 P.M., New York City time, three Working Days prior to the Borrowing Date, in the case of Eurodollar Loans and (ii) prior to 12:00 Noon, New York City time, one Working Day prior to the Borrowing Date, in the case of Base Rate Loans, specifying (A) the amount to be borrowed, (B) the requested Borrowing Date, (C) whether the borrowing is to be a Eurodollar Loan, a Base Rate Loan or a combination thereof and (D) the length of the Interest Period for each Eurodollar Loan included in such notice.

(b)                                 Upon receipt of such Loan Notice from the Borrower, the Administrative Agent shall promptly notify each Bank thereof (but in any event no later than (i) the date of receipt of such Loan Notice from the Borrower, in the case of Eurodollar Loans and (ii) 12:30 P.M., New York City time, on the Borrowing Date in the case of Base Rate Loans).  Each Bank will make the amount of such Bank’s Funding Obligation available to the Administrative Agent for the account of the Borrower (x) at the office of the Administrative Agent set forth in subsection 9.2 prior to (1) 2:00 P.M., New York City time, in the case of Base Rate Loans, and (2) 12:00 Noon, New York City time, in the case of Eurodollar Loans, in each case on the Borrowing Date in funds immediately available to the Administrative Agent.  The proceeds of all such Loans will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the Administrative Agent, or such other account of the Borrower as shall have been designated by the Borrower to the Administrative Agent, with the aggregate of the amounts made available to the Administrative Agent by the Banks and in like funds as received by the Administrative Agent.

(c)                                  Unless the Administrative Agent shall have been notified in writing by any Bank prior to the Borrowing Date that such Bank will not make available to the Administrative Agent the amount which would constitute its Funding Obligation on such Borrowing Date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on the Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower an amount equal to such Bank’s Funding Obligation on the Borrowing Date.  The Administrative Agent shall notify the Borrower as promptly as practicable if such Bank’s Funding Obligation is not made available to the Administrative Agent on such Borrowing Date.  If such amount is made available to the Administrative Agent on a date after the Borrowing Date, such Bank shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average overnight Federal Funds Effective Rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Bank’s Funding Obligation (minus the amount, if any, which such Bank has made available to the Administrative Agent), times (iii) a fraction, the numerator of which is the number of days that elapse from and including the Borrowing Date to the date on which such Bank’s Funding Obligation shall have become immediately available to the Administrative Agent and the denominator of which is 360.  A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this subsection 2.3(c) shall be prima facie evidence of the accuracy of the information set forth therein, absent manifest error.  If such Bank’s Funding Obligation is not in fact made available to the Administrative Agent by such Bank within three Business Days of the Borrowing Date, the Administrative Agent shall be entitled to recover the amount of such Bank’s Funding Obligation (minus the amount, if any, which such Bank had made available to the Administrative Agent) on demand from the Borrower with interest thereon (A) for the period from and including the Borrowing Date to the date one day after such demand, at a rate per annum equal to the daily average overnight Federal Funds Effective Rate during such period as quoted by the Administrative Agent and calculated on the basis of a 360-day year for the actual days elapsed and (B) thereafter, at the rate per annum applicable to Base Rate Loans hereunder.  Nothing contained in this subsection 2.3(c) shall prejudice in any manner whatsoever any right or remedy of the Borrower against such Bank.

2.4                               Early Maturity and Early Termination Dates.  (a)  [Reserved.]

(b)                                 Should a Change in Control (as such term is hereinafter defined) occur, the Borrower shall promptly serve notice of such occurrence upon the Administrative Agent for delivery to the Banks and any Bank may, at its sole option, require all amounts owing to such Bank hereunder to be due and payable by giving the Administrative Agent and the Borrower a written notice (the “Termination Notice”) setting forth its election and a termination date (an “Early Maturity Date”), which date shall not be earlier than 90 days after the date on which the Termination Notice has been given; provided that a Bank’s right to terminate and to require amounts to be due and payable under this subsection 2.4(b) shall expire if a Termination Notice is not given within 180 days following such Bank’s receipt of notice that a Change in Control has occurred; and provided, further, that such Bank shall use reasonable efforts to select an Early Maturity Date so as to minimize any amounts payable pursuant to subsection 2.16(e) as a result of the prepayment of such Bank’s Loan on such Early Maturity Date.  On the relevant Early Maturity Date, the Borrower shall (i) prepay all of such Bank’s outstanding Loan together with interest thereon accrued to such Early Maturity Date and any amounts payable pursuant to subsection 2.16(e) and (ii) pay all amounts then owing to such Bank pursuant to subsections 2.14, 2.15, 2.16 and 9.5 for which demand has been made to the Borrower prior to such Early Maturity Date.  If the Borrower fulfills its obligations on each relevant Early Maturity Date, an optional termination by such Bank pursuant to this subsection 2.4(b) shall not be considered a Default or an Event of Default by the Borrower under this or any other provision of this Agreement.  Upon the repayment by the Borrower of all amounts due and payable in accordance with this subsection 2.4(b), such Bank shall cease to be a party hereto.  A “Change in Control” shall be deemed to have occurred if, and only if, the individuals who are directors of the Borrower at the date of this Agreement (together with those who subsequently become directors of the Borrower and whose election, appointment, or nomination for election by the Borrower’s stockholders, is approved by the vote of at least three-quarters of the directors who were either directors at the date of this Agreement or directors elected or nominated to succeed them as herein provided), shall cease to constitute a majority of the Board of Directors of the Borrower or of its successor by merger, consolidation or sale of assets; provided that, notwithstanding the foregoing, a merger or consolidation of the Guarantor with the Borrower shall not constitute a “Change in Control” so long as such merger or consolidation does not result in changes to the composition of the Borrower’s board of directors that would otherwise constitute a “Change in Control” as defined above.  Nothing contained in this subsection 2.4(b) shall impair the obligation of the Borrower to pay any amount owing to the Banks hereunder when due prior to an Early Maturity Date.

(c)                                  The Borrower shall have the right, in its sole discretion, to prepay the entire outstanding principal amount of the Loan of any Bank by giving the Administrative Agent and such Bank a written notice setting forth its election and a termination date (an “Early Termination Date”), which date shall not be earlier than three (3) days after the date on which such notice has been given, except as otherwise provided in subsections 2.14(d) and 2.15(e). On the Early Termination Date, the Borrower shall (i) prepay all of such Bank’s outstanding Loan together with interest thereon accrued to such Early Termination Date and any amounts payable pursuant to subsection 2.16(e), and (ii) pay all amounts then owing to such Bank pursuant to subsections 2.14, 2.15, 2.16 and 9.5 for which demand has been made to the Borrower prior to such Early Termination Date.  Upon prepayment of such Bank’s Loan in accordance with this subsection 2.4(c), such Bank shall cease to be a party hereto.

(d)                                 The Administrative Agent which has received a notice from the Borrower pursuant to subsection 8.9(b), other than as a result of a reasonable determination by the Borrower (explained in the Borrower’s notice pursuant to subsection 8.9(b)) that such Administrative Agent has failed adequately to perform its duties as Administrative Agent hereunder, may, in such Administrative Agent’s discretion, require all amounts owing to it hereunder to be due and payable by giving the Borrower a written notice setting forth its election and a termination date (the “Former Administrative Agent Termination Date”), which date shall not be earlier than 30 days after the date on which such notice has been given.  On the Former Administrative Agent Termination Date, the Borrower shall (i) prepay all of such Bank’s outstanding Loan together with interest thereon accrued to such Former Administrative Agent Termination Date and any amounts payable pursuant to subsection 2.16(e) and (ii) pay all amounts then owing to such

Bank pursuant to subsections 2.14, 2.15, 2.16 and 9.5 for which demand has been made to the Borrower prior to such Former Administrative Agent Termination Date.  Upon prepayment of such Bank’s Loan in accordance with this subsection 2.4(d), such Bank shall cease to be a party hereto.

(e)                                  In the event that the Borrower elects to prepay and terminate the Loan of any Bank pursuant to subsection 2.4(c), or any Bank elects to require its Loans to be prepaid pursuant to subsection 2.4(b) or (d), the Borrower shall have the right, in its sole discretion, upon notice to the Administrative Agent, to request one or more Banks or Purchasing Banks, or to seek another bank, to acquire, pursuant to subsection 9.6(d), all amounts owing to such terminated Bank in respect of its Loan hereunder.

2.5                               Optional Prepayments.  For all prepayments of the Loans other than payments made pursuant to subsection 2.4, the Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty upon irrevocable written notice delivered in the form of a Repayment Notice to the Administrative Agent at least three Business Days’ prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Base Rate Loans or a combination thereof, and if of a combination thereof, the amount of prepayment allocable to each.  Upon receipt of such Repayment Notice the Administrative Agent shall promptly notify each Bank thereof.  If such Repayment Notice is given, the payment amount specified in such Repayment Notice shall be due and payable on the date specified therein, together with (except in the case of the Loan) accrued interest to such date on the amount prepaid and any amounts payable pursuant to subsection 2.16(e).

2.6                               Conversion and Continuation Options.  With respect to the Loan:

(a)                                 The Borrower may elect from time to time to convert its Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election in the form of a Loan Notice by 11:00 AM on a Business Day, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert its respective Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Working Days’ prior irrevocable notice of such election in the form of a Loan Notice.  Any such notice of conversion to Eurodollar Loans shall specify the length of the Interest Periods therefor.  Upon receipt of any such Loan Notice the Administrative Agent shall promptly notify each Bank thereof.  All or any part of the outstanding Eurodollar Loans and Base Rate Loans may be converted as provided herein, provided, that no Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Banks have determined in its or their sole discretion not to permit such conversions, (ii) if, after giving effect thereto, subsection 2.7 would be contravened, or (iii) after the date that is one month prior to the Maturity Date; provided, further, that if such conversion is not permitted pursuant to the preceding proviso, such Loan shall automatically be converted to Base Rate Loans on the last day of such then expiring Interest Period.

(b)                                 Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving at least three Working Days’ prior irrevocable notice of such continuation to the Administrative Agent in the form of a Loan Notice, of the length of the next Interest Period to be applicable to such Loan, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Banks have determined in its or their sole discretion not to permit such conversions, (ii) if, after giving effect thereto, subsection 2.7 would be contravened or (iii) after the date that is one month prior to the Maturity Date; provided, further, subject to subsection 2.6(c) if such continuation is not permitted pursuant to the preceding proviso, such Loan shall automatically be converted to Base Rate Loans on the last day of such then expiring Interest Period.

(c)                                  Subject to the provisos set forth in clauses (i), (ii) and (iii) of subsection 2.6(b), if a notice of continuation in the form of a Loan Notice with respect to Eurodollar Loans is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Loans are prepaid as provided herein, at the end of such Interest Period, such Loans shall automatically continue as Eurodollar Loans with an Interest Period of the same duration as the then expiring Eurodollar Loans.

(d)                                 The conversion or continuation of the Loan as herein provided shall not constitute the making of a new Loan hereunder.

2.7                               Maximum Number of Tranches.  All borrowings, conversions and continuations of the Loan and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, there shall be no more than twenty Tranches outstanding at any one time.

2.8                               Fees.  (a)  The Borrower agrees to pay the Lead Arranger the fees heretofore agreed in writing prior to the Closing Date.

(b)                                 The Borrower agrees to pay to the Administrative Agent, for its own account, an administrative agent’s fee set forth in the letter to the Administrative Agent entered into prior to the Closing Date.

(c)                                  The Borrower agrees to pay to the Administrative Agent, for the account of each Bank, the upfront fee and duration fee heretofore agreed in writing prior to the Closing Date.

2.9                               Interest Rate.  (a)  Each Eurodollar Loan shall bear interest for the Interest Period applicable thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b)                                 Each Base Rate Loan shall bear interest for each day during the Interest Period applicable thereto on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Base Rate for such day plus the Applicable Margin.

(c)                                  [Reserved.]

(d)                                 If all or a portion of the principal amount of the Loan or if all or a portion of any interest payable on the Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of any Bank under Section 7, bear interest at a rate per annum which is (i) in the case of overdue principal, 2% above the rate which would otherwise be applicable pursuant to subsection 2.9 and (ii) in the case of overdue interest, 2% above the rate described in subsection 2.9(b), in each case from the date of nonpayment until such amount is paid in full (as well after as before judgment); provided that if such overdue principal amount is of Eurodollar Loans and the due date therefor is other than the last day of the Interest Period with respect thereto, such Eurodollar Loans shall bear interest from the date that such principal amount was due to the last day of such Interest Period at a rate per annum which is 2% above the rate which would otherwise be applicable pursuant to clause (a) above.

(e)                                  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this subsection shall be payable from time to time on demand.

2.10                        Computation of Interest and Fees.  (a)  Interest in respect of the Base Rate Loans shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed.  Interest in respect of Eurodollar Loans shall be calculated on the basis of a 360 day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Banks of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Applicable Margin shall become effective as of the opening of business on the day on which such change in the Base Rate is announced or such Applicable Margin changes as provided herein, as the case may be.  The Administrative Agent shall as soon as practicable notify the Borrower and the Banks of the effective date and the amount of each such change.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Banks in the absence of manifest error.  The Administrative Agent shall, upon the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsections 2.9(a) and (b).

2.11                        Inability to Determine Interest Rate.  In the event that prior to the first day of any Interest Period with respect to a Eurodollar Loan:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b)                                 the Administrative Agent shall have received notice from Banks constituting the Required Banks that the interest rate determined pursuant to subsection 2.9(a) for such Interest Period does not accurately reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining Eurodollar Loans during such Interest Period, with respect to a Loan that is to be made as or converted to or continued as a Eurodollar Loan, the Administrative Agent shall forthwith give telecopy or telephonic notice of such determination to the Borrower and each Bank at least one day prior to the relevant Borrowing Date, conversion date or continuation date for such Eurodollar Loan.  If such notice is given, the Loan that is to be made as or converted to or continued as a Eurodollar Loan shall be made as or converted to a Base Rate Loan, having an Interest Period of one month, if available, and otherwise shall be made as or converted to a Base Rate Loan.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans, shall be made or continued as such, nor shall the Borrower have the right to convert the Loan to Eurodollar Loans.

2.12                        Pro Rata Treatment and Payments.  (a)  The borrowing of the Loan by the Borrower from the Banks hereunder and, except as otherwise provided by subsections 2.4(b), (c) or (d), each payment by the Borrower on account of any fee payable hereunder in respect of the Loan and any prepayment of the Loan of the Banks hereunder shall be made pro rata according to the respective Applicable Percentages of the Banks.  Except as otherwise provided in subsections 2.4(b), (c) or (d), each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loan shall be made pro rata according to the respective outstanding principal amounts of the Loan then held by the Banks.

(b)                                 [Reserved.]

(c)                                  All payments (including prepayments) to be made by the Borrower hereunder and under any Notes, whether on account of principal, interest and fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, New York City time on the due date thereof to the Administrative Agent, for the account of the Banks (or, in the case of payments made pursuant to subsections 2.4(b), (c) or (d), for the account of each Bank whose Loan has been prepaid and terminated pursuant to any such subsection), at the Administrative Agent’s office set forth in subsection 9.2, in lawful money of the United States of America and in immediately available funds.  The Administrative Agent shall distribute such payments to each Bank to its Eurodollar Office or Domestic Office, as applicable, promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

2.13                        Payments by the Borrower.  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Banks their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Bank to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average overnight Federal Funds Effective Rate during such period as quoted by the Administrative Agent and calculated on the basis of a 360-day year for the actual days elapsed.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Bank against the Borrower.

2.14                        Other Costs; Increased Costs.  (a)  The Borrower agrees to pay to each Bank which requests compensation under this subsection 2.14(a) (by notice to the Borrower), on the last day of each Interest Period with respect to any Eurodollar Loan made or maintained by such Bank, so long as such Bank shall be required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the Board of Governors of the Federal Reserve System (or, so long as such Bank may be required by such Board of Governors or by any other Governmental Authority to maintain reserves against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Bank which includes any Eurodollar Loans), an additional amount (determined by such Bank and notified to the Borrower) representing such Bank’s calculation or, if an accurate calculation is impracticable, reasonable estimate (using such reasonable means of allocation as such Bank shall determine) of the actual costs, if any, incurred by such Bank during such Interest Period as a result of the applicability of the foregoing reserves to such Eurodollar Loans, which amount in any event shall not exceed the product of the following for each day of such Interest Period:

(i)                                     the principal amount of the Eurodollar Loans made or maintained by such Bank to which such Interest Period relates outstanding on such day; and

(ii)                                  the difference between (x) a fraction the numerator of which is the Eurodollar Rate (expressed as a decimal) applicable to such Eurodollar Loan and the denominator of which is one minus the maximum rate (expressed as a decimal) at which such reserve requirements are imposed by such Board of Governors or other Governmental Authority on such date minus (y) such numerator; and

(iii)                               a fraction the numerator of which is one and the denominator of which is 360.

(b)                                 In addition to amounts which may become payable from time to time pursuant to subsection 2.14(a), if after the date hereof any Bank shall have determined that the adoption of any applicable Laws, treaty, guideline, rule or regulation, or any change therein, or any change in the interpretation, application or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, application or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall subject such Bank to any additional tax of any kind (other than taxes covered by subsection 2.15 and any tax measured by or based upon the gross or overall net income of such Bank and other than any tax withheld or required to be withheld by any Governmental Authority) as a result of this Agreement, any Note or any Eurodollar Loans made or maintained by it, or change the basis of taxation resulting in additional tax (other than taxes covered by subsection 2.15 and any tax measured by or based upon the gross or overall net income of such Bank and other than any tax withheld or required to be withheld by any Governmental Authority) on payments to such Bank of principal, fees, interest or any other amount thereafter payable or shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System or any Person or Persons performing similar functions with respect to a foreign bank) against assets of, deposits with or for the account of, or credit extended by, any Bank which are not otherwise included in the determination of the applicable Eurodollar Rate hereunder, or shall impose any other condition (including, without limitation, any assessment for deposit insurance under any applicable Laws) regarding this Agreement; and the result of any of the foregoing is to increase the cost to such Bank, by an amount which such Bank deems to be material, of making, converting into, continuing or maintaining extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Borrower shall promptly pay such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such additional cost or reduced amount receivable.

(c)                                  If after the date hereof any Bank shall have determined reasonably and in good faith that the applicability of any Law, rule, regulation or guideline regarding capital adequacy or liquidity requirements, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or any lending office of such Bank) with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for this Agreement and such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Bank to be material, then from time to time promptly after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

(d)                                 If a Bank becomes entitled to claim any additional amounts pursuant to this subsection 2.14, it shall promptly notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this subsection 2.14 and setting forth in reasonable detail the basis for such claim, submitted by such Bank (through the Administrative Agent) to the Borrower, shall be conclusive in the absence of manifest error.  Each Bank shall designate a different Domestic Office or Eurodollar Office, as applicable, for its Loan if such designation will avoid the need for, or reduce the amount of, compensation pursuant to this subsection 2.14 and will not, in the sole opinion of such Bank, be disadvantageous to such Bank; provided, that such Bank shall have no obligation to so designate a Eurodollar Office located in the United States.  Upon receipt of notice from such Bank of a claim pursuant to this subsection 2.14, the Borrower may prepay and terminate such Bank’s Loan pursuant to subsection 2.4(c) upon three Business Days’ notice to the

Administrative Agent and such Bank unless such Bank shall have designated a different Domestic Office or Eurodollar Office as provided in the preceding sentence.

(e)                                  For purposes of determining whether there has been a change in Laws after the date hereof within the meaning of this subsection 2.14, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in Laws”, regardless of the date enacted, adopted or issued.

2.15                        Taxes.  (a)  Except as otherwise provided hereunder, payments made by any Loan Party under this Agreement and any Notes shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority excluding (x) taxes imposed by FATCA and (y) in the case of the Administrative Agent and each Bank, net income and franchise taxes imposed on payments made to the Administrative Agent or such Bank by the jurisdiction under the Laws of which the Administrative Agent or such Bank is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Bank’s Domestic Office or Eurodollar Office, as the case may be, is located or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called “Taxes”).  If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Bank hereunder or under any Notes, the amounts so payable to the Administrative Agent or such Bank shall be increased to the extent necessary to yield to the Administrative Agent or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and any Notes; provided, that no such increase to the amounts payable hereunder shall be made or be payable to the extent that such Taxes are attributable to the failure of the Administrative Agent or such Bank to comply with the requirements of subsection 2.15(b) hereof.

(b)                                 Prior to the first Interest Payment Date on which interest is payable to a Bank hereunder, each Bank that is not incorporated under the Laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Administrative Agent (provided that in the case of a Participant, such Participant shall provide all of the forms to the Bank from which the related participation was purchased and the Bank shall in turn furnish all such required forms (including without limitation Form W-8IMY) to the Borrower and the Administrative Agent) (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or applicable successor form, as the case may be, certifying in each case that such Bank is entitled to receive payments payable to it under this Agreement, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-9 or applicable successor form, as the case may be, to establish an exemption from United States backup withholding tax and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by Law to reduce or eliminate any withholding tax.  Each Bank which delivers to the Borrower and the Administrative Agent a Form W-8BEN or W-8ECI or W-9 pursuant to the preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent further copies of Form W-8BEN or W-8ECI or W-9, as appropriate, or applicable successor forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof, certifying in the case of a W-8BEN or W-8ECI that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including without limitation any change in treaty, Law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8BEN or W-8ECI or W-9, establishing an exemption from United States backup withholding tax.  The Borrower or the Administrative Agent, as the case may be, shall withhold tax at the rate and in the manner required by the Laws of the United States with respect to payments made to any Bank failing to timely provide the requisite Internal Revenue Service forms.

(c)                                  The Borrower shall promptly send to the Administrative Agent for its own account or for the account of any Bank, as the case may be, a copy of an original official receipt received by the Borrower showing payment to the proper taxing authority by the Borrower of any Taxes withheld.  If the Borrower fails to withhold and pay over to the proper taxing authority any Taxes when due or fails to remit to the Administrative Agent or any Bank the required receipts or other required documentary evidence, then the Borrower shall indemnify the Administrative Agent and any such Bank for any interest or penalties that may become payable by the Administrative Agent or any Bank as a result of any such failure.

(d)                                 Each Bank shall designate a different Domestic Office or Eurodollar Office, as applicable, for its Loans if such designation will avoid the need for, or reduce the amount of, compensation pursuant to subsection 2.15(a) and will not, in the sole opinion of such Bank, be disadvantageous to such Bank; provided, that such Bank shall have no obligation to so designate a Eurodollar Office located in the United States.

(e)                                  If an amount payable by the Borrower hereunder for the account of any Bank is increased pursuant to subsection 2.15(a), or the Borrower becomes liable to indemnify the Administrative Agent or any Bank under subsection 2.15(c), (i) if such Bank entitled to increased amounts under subsection 2.15(a) is the Administrative Agent or if the Administrative Agent is indemnified under subsection 2.15(c), then the Borrower may appoint a substitute Administrative Agent pursuant to subsection 8.9(b) upon three Business Days’ notice to the Administrative Agent and the Banks and (ii) then the Borrower shall have the right to prepay and terminate the Loan of such Bank pursuant to subsection 2.4(c) upon three Business Days’ notice to the Administrative Agent and such Bank unless such Bank shall have designated a different Domestic Office or Eurodollar Office as provided in subsection 2.15(d).

(f)                                   If a payment made to a Bank under this Agreement, any Notes, and all other agreements, instruments, documents and certificates executed and delivered at any time in connection herewith, would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), then such Bank shall deliver to the Borrower and the Administrative Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (B) other documentation reasonably requested by the Borrower and the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Bank has complied with such applicable reporting requirements. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.16                        Indemnity.  The Borrower agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of:

(a)                                 default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Loans of such Bank;

(b)                                 default by the Borrower in making a borrowing after the Borrower has given a notice of borrowing in accordance with subsection 2.3;

(c)                                  default by the Borrower in making a conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with subsection 2.6;

(d)                                 default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with subsections 2.4 or 2.5; and

(e)                                  the making of any conversion or prepayment of Eurodollar Loans on a day which is not the last day of the Interest Period with respect thereto;

including, without limitation, in each case any such loss or expense arising from the reemployment of funds obtained by it to maintain its Eurodollar Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained.  If a Bank becomes entitled to claim any amounts pursuant to this subsection 2.16, it shall promptly notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled.  A certificate as to any amounts payable pursuant to this subsection 2.16 and setting forth in reasonable detail the basis for such claim, submitted by such Bank (through the Administrative Agent) to the Borrower, shall be conclusive in the absence of manifest error.  Notwithstanding the foregoing, no Bank shall be entitled to indemnification pursuant to this subsection 2.16 for losses or expenses which have resulted from such Bank’s own gross negligence or willful misconduct as determined by a final, nonappealable judgment by a court of competent jurisdiction.

SECTION 3.                         REPRESENTATIONS AND WARRANTIES

To induce the Banks to enter into this Agreement and to make the Loan, each of the Borrower and the Guarantor, with respect to representations and warranties pertaining to it, hereby represents and warrants to the Administrative Agent and to each Bank on and as of the Closing Date that:

3.1                               Corporate Existence and Power.  Each Loan Party is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

3.2                               Corporate and Governmental Authorization; Contravention.  The execution, delivery and performance by each Loan Party of this Agreement and any Notes to which it is a party (a) are within its corporate powers, have been duly authorized by all necessary corporate action, (b) require no action by or in respect of, or filing with, any governmental body, agency or official, (c) do not contravene, or constitute a breach or a default under any provision of either Loan Party’s Restated Certificate of Incorporation, as amended, or bylaws, (d) do not contravene any applicable Law or regulation or any provision of any agreement, judgment, injunction, order, decree or other instrument binding upon any Loan Party, or (e) result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries except, in the case of clauses (b), (d) and (e), as would not reasonably be expected to cause a Material Adverse Change.

3.3                               Enforceability.  This Agreement and any Notes to which it is a party constitute the legal, valid and binding obligations of each Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as may be limited by applicable bankruptcy, moratorium, insolvency or similar Laws affecting the rights of creditors generally and general principles of equity.

3.4                               Financial Information.  (a)  The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2015, and the related consolidated statements of income, cash flows, and changes in common stockholders’ equity for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in its 2015 Form 10-K, as filed with the United States Securities and Exchange Commission, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and its consolidated results of operations and cash flows for such fiscal year.

(b)                                 Except as disclosed in the Borrower’s filings with the United States Securities and Exchange Commission, since December 31, 2015, there has been no Material Adverse Change.

3.5                               Litigation.  There is no action, suit or proceeding pending against, or, to the knowledge of the Borrower, threatened against or affecting, the Borrower or any of its Material Subsidiaries before any court or arbitrator or any governmental body, agency or official in which it is probable that an adverse decision will be rendered in a matter for which no provision has been made (a) which would reasonably be expected to cause a Material Adverse Change or (b) which in any manner draws into question the validity of, or seeks to restrain the transactions contemplated by, this Agreement or any Notes.

3.6                               Employee Benefit Plans.  No “Prohibited Transaction” has occurred or “Reportable Event” has occurred, as those terms are defined in ERISA, with respect to any “Employee Benefit Plans”, as that term is defined in ERISA, of the Borrower or any of its Subsidiaries which would cause a Material Adverse Change.  No “Prohibited Transaction” under ERISA or the Code which would cause a Material Adverse Change has occurred with respect to the Borrower or any of its Subsidiaries or will occur upon the issuance of any Notes or the execution of this Agreement.

3.7                               Taxes.  United States federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 2008.  The Borrower and its Subsidiaries have filed all United States federal income tax returns through December 31, 2014, all other material tax returns have been filed on or before the applicable due date (as such due date may have been timely extended), and all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary have been paid (other than those which are currently being contested in good faith by appropriate proceedings or to the extent that the failure to do so could not reasonably be expected to cause a Material Adverse Change or materially adversely affect the performance by the Borrower of its payment obligations under this Agreement or any Notes).  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

3.8                               Material Subsidiaries.  Each Material Subsidiary is a Person duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except as would not be reasonably expected to cause a Material Adverse Change.

3.9                               Investment Company Act.  The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.10                        Regulation U.  Neither the Borrower nor any of its Subsidiaries has taken or will take any action which would cause the Loan to violate the provisions of Regulation U of the Board of Governors of the Federal Reserve.

3.11                        Purpose of the Loan.  The proceeds of the Loan shall be used for general corporate purposes of the Borrower and its Subsidiaries.

3.12                        Compliance with Laws.  The Borrower and its Material Subsidiaries are in compliance with all applicable Laws (including, without limitation, ERISA and the rules and regulations thereunder and Laws of the United States regarding sanctions and export controls applicable to unauthorized dealings with Sanctioned Countries or Sanctioned Persons) except to the extent that (a) the applicability of which is contested in good faith by appropriate proceedings, or (b) the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.

3.13                        OFAC; Anti-Money Laundering.  The Borrower and its Material Subsidiaries have implemented and maintain policies and procedures designed to promote and achieve compliance by the Borrower, such Material Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and (a) are not on an Office of Foreign Asset Control “Specially Designated Nationals and Blocked Persons” list and (b) are not in violation of applicable money laundering Laws, regulations or orders, including Exec. Order No. 13244 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and the Patriot Act.

3.14                        Use of Proceeds.  The Borrower has not directly or, to the Borrower’s knowledge indirectly, used the proceeds of the Loan, or loaned, contributed or otherwise made available such proceeds to any Consolidated Subsidiary, joint venture, partner or other Person (i) to fund any activities or business of any Person, or in any country or territory that, at the time of such funding was, or whose government was, the subject of Sanctions, or (ii) to fund payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of any of the foregoing that, at the time of such funding was, in violation of Anti-Corruption Laws.

SECTION 4.                         CONDITIONS PRECEDENT

4.1                               Closing Date Conditions.  The agreement of each Bank to make the Loan is subject to the satisfaction of the following conditions precedent on the Closing Date:

(a)                                 Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, the Guarantor and each Bank and (ii) for the account of each Bank that has requested a Note, a Note conforming to the requirements of subsection 2.2 and executed by a duly authorized officer of the Borrower.

(b)                                 Closing Certificate.  The Administrative Agent shall have received a Closing Certificate of each Loan Party, substantially in the form of Exhibit D and dated the Closing Date; such Closing Certificate shall be satisfactory in form and substance to the Administrative Agent and its counsel and shall be executed by the Chairman of the Board of Directors, the President, any Vice President, the Treasurer or any Assistant Treasurer, and the Secretary or any Assistant Secretary of such Loan Party.

(c)                                  Approvals.  All governmental and regulatory approvals necessary in connection with the transactions contemplated hereby shall have been obtained and be in full force and effect.

(d)                                 Fees.  The Borrower shall have paid the fees that are required to be paid on the Closing Date referred to in subsection 2.8.

(e)                                  Legal Opinions.  The Administrative Agent shall have received the executed legal opinion of Michael A. Plotz, Senior Counsel of the Borrower, substantially in the form of Exhibit E and dated the Closing Date, with such changes therein as shall be requested or approved by the Administrative Agent.

(f)                                   Matters Satisfactory.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents, legal opinions and other opinions in respect of any aspect or consequence of the transactions contemplated hereby as it shall reasonably request.

(g)                                  “Know Your Customer” and Anti-Money Laundering Compliance.  To the extent not previously provided, the Administrative Agent shall have received all documentation and other information required by regulatory authorities for compliance with applicable “know your customer” and anti-money laundering rules and regulations reasonably requested by the Administrative Agent in advance of the date that is not less than seven (7) days prior to the Closing Date.

(h)                                 Loan Notice.  The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

SECTION 5.                         AFFIRMATIVE COVENANTS OF THE BORROWER

So long as the Loan remains outstanding and unpaid or any other amount is owing to any Bank or the Administrative Agent hereunder:

5.1                               Financial Reporting Requirements.  The Borrower will:

(a)                                 make available its Form 10-K via the EDGAR system of the United States Securities and Exchange Commission (“EDGAR”) on the Internet as soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, which will in each case include an audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, cash flows and changes in common stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the United States Securities and Exchange Commission by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(b)                                 make available its Form 10-Q via EDGAR on the Internet as soon as available and in any event within 40 days after the end of each of the first three quarters of each fiscal year of the Borrower, which will, in each case, include a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as of the end of such quarter and the related (i) consolidated statement of income for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, and (ii) consolidated statement of cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form (A) for the consolidated balance sheet, the figures as of the end of the Borrower’s previous fiscal year, (B) for the consolidated statement of income, the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year and (C) for the consolidated statement of cash flows, the figures for the corresponding portion of the Borrower’s previous fiscal year, the making available of such financial statements shall constitute a certification (subject to normal year-end adjustments) as to fairness of presentation and GAAP;

(c)                                  furnish to the Administrative Agent within 10 days of making available via EDGAR each set of financial statements referred to in clauses (a) and (b) above, a duly completed Compliance Certificate signed by a Responsible Officer (which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(d)                                 furnish to the Administrative Agent forthwith upon the occurrence of any Default or Event of Default, a certificate of a Responsible Officer of the Borrower stating that such certificate is a “notice of default” under subsection 8.5 and setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and

(e)                                  furnish to the Administrative Agent from time to time such additional information regarding the financial position or business of the Borrower as the Administrative Agent may reasonably request.

5.2                               Notices.  The Borrower will promptly furnish, or cause to be furnished, to the Administrative Agent notice of:  (a) the occurrence of any Default or Event of Default hereunder; (b) any judgment in which it or a Consolidated Subsidiary is required to pay more than $200,000,000 or deliver assets the value of which exceeds such amount (whether or not such judgment is considered to be covered by insurance); (c) the institution of any litigation or proceeding involving it or a Consolidated Subsidiary that could reasonably be expected to materially and adversely affect the operations, financial condition, property or business prospects of the Borrower and its Consolidated Subsidiaries taken as a whole (whether or not the claim asserted therein is considered to be covered by insurance); (d) any default by the Borrower or any of its Consolidated Subsidiaries in the payment of principal of or interest on Debt of the Borrower and/or its Consolidated Subsidiaries in an aggregate amount of $200,000,000 or more; (e) any default by the Borrower or any of its Subsidiaries (other than a default of the type referred to in the foregoing clause (d)) of which the Borrower has knowledge relating to Debt of the Borrower and/or its Consolidated Subsidiaries in an aggregate amount of $200,000,000 or more, the effect of which default causes or permits the holders of such Debt to cause such Debt to become due prior to its stated maturity date; (f) any Change in Control; and (g) any adverse change in the ratings publicly announced by S&P or Moody’s of the Borrower’s then current Senior Debt.

5.3                               Payment of Obligations.  The Borrower will pay and discharge, and will cause each Material Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain and will cause each Material Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

5.4                               Maintenance of Property; Insurance.  The Borrower will keep, and will cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; will maintain, and will cause each Material Subsidiary to maintain (either in the name of the Borrower or in such Material Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all their property in at least such amounts and against such risks as are usually insured against in the same general area by companies of similar size and established repute engaged in the same or a similar business; and will furnish to the Administrative Agent, upon its written request, full information as to the insurance carried.

5.5                               Compliance with Laws.  The Borrower will comply, and cause each Material Subsidiary to comply, in all material respects with all applicable Laws, ordinances, rules, regulations, and requirements of any Governmental Authority (including, without limitation, ERISA and the rules and regulations thereunder and Laws of the United States regarding sanctions and export controls applicable to unauthorized dealings with sanctioned countries or Persons) except where (a) the validity or applicability thereof is being contested in good faith by appropriate proceedings, or (b) the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.

5.6                               Books and Records.  The Borrower will keep, and will cause each Material Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Material Subsidiary to permit, representatives of the Administrative Agent and each Bank, at the Administrative Agent’s or such Bank’s expense, to visit and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

5.7                               Use of Proceeds.  The Borrower will take such actions as may be necessary so that no proceeds of the Loan are directly or, to the Borrower’s knowledge indirectly, used or loaned, contributed or otherwise made available to any Consolidated Subsidiary, joint venture, partner or other person (i) to fund any activities or business of any person, or in any country or territory that, at the time of such funding is, or whose government is, the subject of Sanctions or (ii) to fund payments to any officer or employee of a Governmental Authority, or any person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of any of the foregoing that, at the time of such funding is, in violation of applicable Anti-Corruption Laws.

5.8                               Further Assurances.  The Borrower will from time to time, at its expense, promptly execute and deliver to the Administrative Agent and the Banks all further instruments and documents, and take all further action, that may be necessary, or that the Administrative Agent or the Banks may request, in order to enable the Administrative Agent and the Banks to exercise or enforce their respective rights or remedies under or in connection with this Agreement and any Notes.

5.9                               Anti-Corruption Laws and Sanctions.  The Borrower will, and will cause its Subsidiaries to, conduct their businesses in material compliance with Anti-Corruption Laws and applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such Laws and Sanctions.

SECTION 6.                         NEGATIVE COVENANTS OF THE BORROWER

The Borrower hereby agrees that, so long as the Loan remains outstanding and unpaid or any other amount is owing to any Bank or the Administrative Agent hereunder:

6.1                               Negative Pledge.  Neither the Borrower nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)                                 any Lien existing on any asset of any Person at the time such Person becomes a Consolidated Subsidiary and not created in contemplation of such event;

(b)                                 any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attached to such asset concurrently with or within 90 days after the acquisition thereof;

(c)                                  any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

(d)                                 any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(e)                                  any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this subsection 6.1, provided that the principal amount of such Debt is not increased and such Debt is not secured by any additional assets;

(f)                                   Liens incidental to conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(g)                                  Liens to secure indebtedness of the pollution control or industrial revenue bond type and Liens in favor of the United States or any state thereof, or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject thereto;

(h)                                 Liens in connection with the sale or transfer of oil, gas or coal (in whatever form) in place for a period of time until, or in an amount such that, the purchaser or transferee will realize therefrom a specified amount of money (however determined) or a specified amount of oil, gas or coal, or any other interest in property commonly referred to as a “production payment”; or

(i)                                     Liens not otherwise permitted by the foregoing clauses of this subsection 6.1, securing Debt in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Net Assets.

6.2                               Consolidations, Mergers and Sales of Assets.  The Borrower will not (a) consolidate or merge with or into any other Person or (b) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that the Borrower may consolidate or merge with another Person or sell, lease or otherwise transfer all or substantially all of its assets to any other Person if such Person, as the successor in any consolidation or merger, or as the transferee in any sale, lease or transfer of all or substantially all of the Borrower’s assets, assumes the obligations of the Borrower hereunder and, immediately after giving effect to such consolidation, merger or transfer of assets, no Default or Event of Default shall have occurred and be continuing.

6.3                               Anti-Corruption Laws and Sanctions.  The Borrower, will not directly, or to the Borrower’s knowledge, indirectly, use the proceeds of any Borrowing (a) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (b) in any other manner that would result in a violation of Sanctions or applicable Anti-Corruption Laws.

6.4                               Financial Covenant - Total Debt to Capitalization Ratio.  Beginning with the fiscal quarter ending March 31, 2016, the Borrower will not permit the Total Debt to Capitalization Ratio as of the end of any fiscal quarter of the Borrower, expressed as a percentage, to exceed 65%.

SECTION 7.                         EVENTS OF DEFAULT

Upon the occurrence and during the continuance of any of the following events:

(a)                                 the Borrower shall fail to pay any principal of the Loan, or the Guarantor shall fail to make any payments due under the Subsidiary Guarantee, in each case when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on the Loan, or any other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 any representation or warranty made by the Loan Parties in Section 3 or in any certificate, financial or other statement furnished by the Loan Parties pursuant to this Agreement shall prove to have been incorrect in any material respect when made; or

(c)                                  the Borrower shall fail to perform or observe any of its covenants or agreements contained in Section 6; or

(d)                                 the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any Notes, and any such failure shall remain unremedied for 30 days; or

(e)                                  (i) the Guarantor, the Borrower or any of its Consolidated Subsidiaries shall default beyond any applicable period of grace in any payment of principal of or interest on any indebtedness for any borrowed money for which the Guarantor, the Borrower or any of its Consolidated Subsidiaries is liable in a principal amount then outstanding of $200,000,000 or more or (ii) an event of default (other than a failure to pay principal or interest) as defined in any mortgage, indenture, agreement or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for any borrowed money for which the Guarantor, the Borrower or any of its Consolidated Subsidiaries is liable in a principal amount then outstanding of $200,000,000 or more shall happen and shall result in such indebtedness becoming or being declared due and payable prior to the date on which it could otherwise become due and payable; or

(f)                                   the Guarantor, the Borrower or any of its Consolidated Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated as bankrupt or insolvent, (v) commence a voluntary case under the federal bankruptcy Laws of the United States of America or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any insolvency Law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or action shall be taken by it for the purpose of effecting any of the foregoing, or (vi) if without the application, approval or consent of the Guarantor, the Borrower or any of its Consolidated Subsidiaries, a proceeding shall be instituted in any court of competent jurisdiction, under any Laws relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of the Guarantor, the Borrower or any of its Consolidated Subsidiaries an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Guarantor, the Borrower or such Consolidated Subsidiaries or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency Laws, and, if such proceeding is being contested by the Guarantor, the Borrower or such Consolidated Subsidiaries in good faith, the same shall (A) result in the entry of an order for relief or any such adjudication or appointment or (B) continue undismissed, or pending and unstayed, for any period of 60 consecutive days; or

(g)                                  one or more judgments or decrees shall be entered against the Guarantor, the Borrower or any of its Consolidated Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $200,000,000 or more with respect to the Guarantor, the Borrower or any of its Consolidated Subsidiaries and all such judgments or decrees shall not have been vacated, dismissed, discharged, bonded or stayed within 30 days from the entry thereof;

then, and in any such event, (A) if such event is an Event of Default specified in clauses (iv), (v) or (vi) of paragraph (f) above with respect to the Borrower, automatically the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, by notice of default to the Borrower, declare the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 8.                         THE AGENTS AND THE LEAD ARRANGER

8.1                               Appointment of Administrative Agent; No Other Duties.  Subject to subsection 8.9 each Bank hereby irrevocably designates and appoints Toronto Dominion (Texas) LLC, as the Administrative Agent of such Bank under this Agreement, and each such Bank irrevocably authorizes Toronto Dominion (Texas) LLC, as the Administrative Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Lead Arranger shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent or the Lead Arranger.

8.2                               Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3                               Exculpatory Provisions.  Neither the Administrative Agent nor the Lead Arranger nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Lead Arranger under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or for any failure of the Borrower to perform its obligations hereunder.  Neither the Administrative Agent nor the Lead Arranger shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.

8.4                               Reliance by the Lead Arranger.  The Administrative Agent and the Lead Arranger shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Lead Arranger.  The Administrative Agent may deem and treat the registered owner of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of any Notes.

8.5                               Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder (other than an Event of Default described in subsection 7(a)) unless the Administrative Agent has received notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice or any notice pursuant to subsection 5.1 or 5.2, the Administrative Agent shall give prompt notice thereof to the Banks.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

8.6                               Non-Reliance on Lead Arranger and Other Banks.  Each Bank expressly acknowledges that none of the Administrative Agent or the Lead Arranger or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Lead Arranger hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Lead Arranger to any Bank.  Each Bank represents to the Administrative Agent and to the Lead Arranger that it has, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its portion of the Loan hereunder and enter into this Agreement.  Each Bank also represents that it will, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent, the Administrative Agent and the Lead Arranger shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or the Lead Arranger or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7                               Indemnification.  The Banks agree to indemnify the Administrative Agent in its capacity as such (each, an “Indemnified Person”) (to the extent not reimbursed by the Borrower within a reasonable period after demand has been made by such Indemnified Person to the Borrower for those amounts owing by the Borrower, and without limiting the obligation of the Borrower to do so), ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loan) be imposed on, incurred by or asserted against such Indemnified Person in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Indemnified Person, under or in connection with any of the foregoing; provided that no Bank shall be liable to an Indemnified Person for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct.  Whenever, at any time after an Indemnified Person has received from any Bank such Bank’s ratable share of amounts owing to such Indemnified Person pursuant to this subsection 8.7, such Indemnified Person receives any reimbursement from the Borrower on account of such amounts, such Indemnified Person will distribute to such Bank its ratable share thereof in like funds as received; provided, however, that in the event that the receipt by an Indemnified Person of such reimbursement is required by Laws or court or administrative order to be returned, such Bank will return to such Indemnified Person any portion thereof previously distributed by such Indemnified Person to it in like funds as such reimbursement is required to be returned by such Indemnified Person.

8.8                               Agents and Lead Arranger in Their Individual Capacities.  The Administrative Agent, the Lead Arranger and their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent or the Lead Arranger were not the Administrative Agent or a Lead Arranger hereunder.  With respect to its portion of the Loan made or renewed by it, any Note issued to it, the Administrative Agent and the Lead Arranger shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Administrative Agent or Lead Arranger, and the terms “Bank” and “Banks” shall include the Administrative Agent in its individual capacity.

8.9                               Successor or Substitute Administrative Agent.  (a)  The Administrative Agent may resign as Administrative Agent upon not less than 10 days’ notice to the Banks and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Borrower shall appoint from among the Banks a successor agent for the Banks.

(b)                                 The Borrower, in its sole discretion, upon not less than 30 days’ notice to the Administrative Agent and the Banks except as otherwise provided in subsection 2.15(e), shall have the right to replace the Administrative Agent and appoint any Bank as a substitute agent.

(c)                                  Any successor or substitute agent pursuant to subsection 8.9(a) or 8.9(b) shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor or substitute agent effective upon its acceptance of its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated upon the acceptance by such successor or substitute agent of its appointment, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loan.  After any retiring Administrative Agent’s resignation or termination hereunder as Administrative Agent, the provisions of Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

8.10                        Lead Arranger.  None of the Banks or the Lead Arranger shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such.  Without limiting the foregoing, none of the Banks or the Lead Arranger shall have, or be deemed to have, any fiduciary relationship with any Bank.  Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks or the Lead Arranger so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.                         MISCELLANEOUS

9.1                               Amendments and Waivers.  Neither this Agreement, nor any Note, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection.  With the written consent of the Required Banks, the Administrative Agent and the Borrower may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or any Notes or changing in any manner the rights of the Banks or the Borrower hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or any Notes or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) extend the time of payment or maturity of the

Loan or any installment thereof (including, without limitation, any payment to be made to a Bank under subsection 2.4(b) following such Bank’s delivery of a Termination Notice) or reduce the rate or extend the time of payment of interest thereon, or reduce any fee payable to the Banks hereunder, or reduce the principal amount thereof, in each case without the consent of the Bank affected thereby, (b) eliminate or reduce the voting rights of the Banks under this subsection 9.1 or reduce the percentage specified in the definition of Required Banks or Supermajority Banks, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, in each case without the written consent of all the Banks, (c) amend, modify or waive any provision of Section 8 without the written consent of the then Administrative Agent, and to the extent that such amendment, modification or waiver would directly affect the Lead Arranger, without the written consent of the Lead Arranger, (d) release the Guarantor without the written consent of the Supermajority Banks (provided that no such consent shall be required in connection with any merger or consolidation of the Guarantor with the Borrower) or (e) amend, modify or waive any provision of Section 10 without the written consent of the Guarantor.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Loan Parties, the Banks, the Administrative Agent and all future holders of the Loan.  In the case of any waiver, the Loan Parties, the Banks and the Administrative Agent shall be restored to their former positions and rights hereunder and under the outstanding Loan, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

9.2                               Notices.  Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been given (i) in the case of notice by letter, the earlier of when delivered to the addressee by hand or on the fifth Business Day after depositing the same in the mails, registered or certified mail, postage prepaid, return receipt requested, (ii) in the case of notice by cable, when delivered to the cable company, charges prepaid, (iii) in the case of notice by telecopy or bank wire, when receipt is confirmed, in the case of notice by electronic mail, when return receipt or reply by electronic mail is sent, and in the case of notice by telex, when sent, final answerback received, and (iv) if given by telephone, when communicated to the Person or to the holder of the office specified as the Person or office holder to whose attention communications are to be given, followed immediately by a writing, addressed as follows in the case of the Borrower, the Guarantor and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as any of the parties hereto and any future holders of the Loan may designate by written notice:

The Borrower:                                                                                                                  ConocoPhillips
600 North Dairy Ashford Road
Houston, Texas 77079
Attention:  Treasurer
Telecopier:  (281) 293-1029
Telephone:  (281) 293-1000

The Guarantor:                                                                                                            ConocoPhillips Company

600 North Dairy Ashford Road

Houston, Texas  77079

Attention:  Treasurer

Telecopier:  (281) 293-1029

Telephone:  (281) 293-1000

The Administrative Agent:

For Loan Notices and Repayment Notices:

Toronto Dominion (Texas) LLC
Attention:  Agency Administration
Telecopier:  (416) 982-5535
Telephone:  (416) 307-3942
Email:  TDSAgencyAdmin@tdsecurities.com

For all other notices:

Toronto Dominion (Texas) LLC
31 West 52nd St

New York, NY  10019

Attention:  Vice President
Telecopier:  (212) 827-7232
Telephone:  (212) 827-7086

provided that any notice, request, demand or other communication to or upon the Administrative Agent or the Banks pursuant to subsections 2.3, 2.4(c) and 2.6 shall not be effective until received.

9.3                               No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

9.4                               Confidentiality.  Each Bank shall maintain in confidence and not disclose to any Person any non-public information furnished to it pursuant to this Agreement and designated by the Borrower as such (“Confidential Information”) without the prior consent of the Borrower, subject to each Bank’s (a) obligation to disclose any Confidential Information pursuant to a request or order under applicable Laws and regulations or pursuant to a subpoena or other legal process, (b) right to disclose any Confidential Information to other Banks, to regulatory authorities, to its affiliates, auditors and counsel, to any actual or prospective Participant and to any actual or prospective Purchasing Bank pursuant to subsection 9.6(d) approved by the Borrower (subject to, in the case of actual or prospective Participants and actual or prospective Purchasing Banks, the signing of a confidentiality agreement), (c) right to disclose any Confidential Information in connection with any litigation or dispute or the exercise of any remedy hereunder involving the Administrative Agent or the Banks and the Borrower or any of its Subsidiaries or (d) to any creditor, credit insurance provider or direct or indirect contractual counterparty in swap agreements or such creditor, credit insurance provider or contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty or credit insurance provider agrees to be bound by the provisions of this subsection 9.4); provided, however, that Confidential Information disclosed pursuant to clause (b), (c) or (d) of this sentence shall be so disclosed subject to such procedures as are reasonably calculated to maintain the confidentiality thereof.  Notwithstanding the foregoing provisions of this subsection 9.4, (i) the foregoing obligation of confidentiality shall not apply to any Confidential Information that was known to such Bank or any of their respective affiliates prior to the time it received such Confidential Information from the Borrower pursuant to this Agreement, other than as a result of the disclosure thereof by a Person who, to the knowledge or reasonable belief of such Bank, was prohibited from disclosing it by any duty of confidentiality arising (under this Agreement or otherwise) by contract or Law, and (ii) the foregoing obligation of confidentiality shall not apply to any Confidential Information that becomes part of the public domain independently of any act of such Bank not permitted hereunder or when identical or substantially similar information is received by such Bank, without restriction as to its disclosure or use, from a Person who was not prohibited from disclosing it by any duty of confidentiality arising (under this Agreement or otherwise) by contract or

Law.  The obligations of each Bank under this subsection 9.4 shall survive for two years after the termination of this Agreement and the payment of any Notes and all other amounts payable hereunder.

9.5                               Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Banks for all their out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and any Notes and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable legal fees and disbursements of Haynes and Boone, LLP, counsel to the Administrative Agent and the Lead Arranger, but excluding all other legal fees and disbursements, (b) to pay or reimburse each Bank and the Administrative Agent for all their costs and expenses incurred in connection with any amendment, supplement or modification to this Agreement and any Notes and any other documents prepared in connection herewith and in connection with the enforcement or preservation of any rights under this Agreement, any Notes and any such other documents, including, without limitation, legal fees and disbursements of counsel to the Administrative Agent and to the several Banks, (c) to pay, indemnify, and hold each Bank and the Administrative Agent harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes (other than any tax measured on or with respect to overall gross or net income), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any Notes and any such other documents and (d) to pay, indemnify, and hold each Bank and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, inquiries, investigations, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, and including relating to the use of proceeds of the Loan and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under this Agreement (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from the gross negligence or willful misconduct of such Indemnitee as determined by a final, nonappealable judgment by a court of competent jurisdiction. All amounts due under this subsection 9.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this subsection 9.5 shall be submitted to Treasurer (Telephone No. (281) 293-1000; Telecopy No. (281) 293-2941), at the address of the Borrower set forth in subsection 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this subsection 9.5 shall survive repayment of the Loan and all other amounts payable hereunder.

To the extent permitted by applicable Laws, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the Loan or the use of the proceeds thereof, provided that nothing in this sentence shall relieve the Borrower or the Guarantor of any obligation it may have under this subsection 9.5 to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

9.6                               Successors and Assigns; Participations; Purchasing Banks.  (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Banks, the Administrative Agent, all future holders of the Loan and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement, other than in connection with an assignment or transfer otherwise permitted hereunder, without the prior written consent of each Bank.

(b)                                 Any Bank may, in the ordinary course of its commercial lending business and in accordance with applicable Laws, at any time sell to one or more banks or other financial institutions (each, a “Participant”) participating interests in the Loan owing to such Bank, any Note held by such Bank or any other interests of such Bank hereunder without the consent of the Borrower.  In the event of any such sale by a Bank of a participating interest to a Participant, such Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of its Loan for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Without affecting the limitations in the preceding sentence, each Participant shall be entitled to the benefits of subsections 2.14, 2.15, and 2.16 with respect to its participation in the Funding Obligations and the Loan outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

(c)                                  [Reserved.]

(d)                                 Each Bank may, in the ordinary course of its commercial lending business and in accordance with applicable Laws, with the consent of the Borrower, which shall not be unreasonably withheld or delayed (except that such consent shall not be required during the continuation of an Event of Default under Section 7(a) or 7(f) which extends beyond any applicable grace period or for a sale or assignment from a Bank to such Bank’s affiliate or to an Approved Fund), the Administrative Agent (which shall not be unreasonably withheld) sell or assign to one or more Banks or additional banks, financial institutions or other entities (a “Purchasing Bank”) part (or, if agreed by the Borrower in its sole discretion, all) of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance executed by such Purchasing Bank, such transferor Bank, the Administrative Agent and the Borrower; provided that, if such sale is not to one or more Banks and is to an additional bank or other entity, (i) such sale shall be in a minimum amount of $10,000,000 and (ii) unless otherwise agreed by the Borrower in its sole discretion, the Loan retained by such transferor Bank after such sale shall be at least $10,000,000.  Notwithstanding the foregoing, any Bank may sell to one or more Banks or Purchasing Banks designated by the Borrower its Loan and all of its rights and obligations under this Agreement relating to such Loan pursuant to an Assignment and Acceptance as described in the preceding sentence in connection with a purchase thereof effected pursuant to subsection 2.4(e).  Upon (A) the execution of such Assignment and Acceptance, (B) delivery of an executed copy thereof to the Borrower, (C) recordation of such transfer in the Register and (D) payment by such Purchasing Bank to the Administrative Agent of a registration and processing fee of $4,000 if such Purchasing Bank is not a Bank prior to the execution of such Assignment and Acceptance and $2,000 otherwise, from and after the Transfer Effective Date determined pursuant to such Assignment and Acceptance, such Purchasing Bank shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto with a Loan as set forth therein and, in the case of an Assignment and Acceptance executed pursuant to subsection 2.4(e), the transferor Bank shall cease to be a party hereto.  Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of the Loan and the Applicable Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement.  Upon the consummation of any transfer to a Purchasing Bank pursuant to this subsection 9.6(d), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a replacement Note is issued to such transferor Bank and a new Note or, as appropriate, a replacement Note, is issued to such

Purchasing Bank, in each case in principal amounts reflecting their respective Loan.  Such new Notes shall be dated as of the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

(e)                                  The Administrative Agent shall maintain, as a non-fiduciary agent for the Borrower, at its address referred to in subsection 9.2, a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of (i) the names and addresses of the Banks and principal amount of the Loan owing to each Bank from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

The Administrative Agent shall deliver to the Borrower on a quarterly basis a complete list of all Banks and their respective Loan and Applicable Percentages, each in effect as of the last Business Day of the most recently ended calendar quarter.

(f)                                   [Reserved.]

(g)                                  The Borrower authorizes each Bank to disclose to any Participant or Purchasing Bank (each, a “Transferee”) and any prospective Transferee any and all financial information (other than Confidential Information except as permitted by subsection 9.4) in such Bank’s possession concerning the Borrower, which has been delivered to such Bank by the Borrower pursuant to this Agreement or which has been delivered to such Bank by the Borrower in connection with such Bank’s credit evaluation of the Borrower prior to entering into this Agreement.

(h)                                 If, pursuant to this subsection 9.6, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the Laws of any jurisdiction other than the United States or any state thereof, the transferor Bank shall cause such Transferee (provided that in the case of a Participant, such Participant shall provide all of the forms to the Bank from which the related participation was purchased and the Bank shall in turn furnish all such required forms (including without limitation Form W-8IMY) to the Borrower and the Administrative Agent), concurrently with the effectiveness of such transfer, (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Administrative Agent and the Borrower) that under applicable Laws and treaties no taxes will be required to be withheld by the Administrative Agent, the Borrower or the transferor Bank with respect to any payments to be made to such Transferee in respect of the Loan, (ii) to furnish to the transferor Bank, the Administrative Agent and the Borrower (A) either United States Internal Revenue Service Form W-8BEN or W-8ECI (wherein such Transferee claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder), (B) either Internal Revenue Service Form W-8 BEN-E, W-8ECI or W-9 or applicable successor form (to establish an exemption from United States backup withholding tax) and (C) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by Law to reduce or eliminate any withholding tax, (iii) to agree (for the benefit of the transferor Bank, the Administrative Agent and the Borrower) to provide the transferor Bank, the Administrative Agent and the Borrower) a new Form W-8BEN, W-8ECI or W-9 or applicable successor form and any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by Law to reduce or eliminate any withholding tax, upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States Laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable United States Laws and regulations with regard to such withholding tax exemption.  The Borrower shall withhold tax at the rate and in the manner required by the Laws of the United States with respect to payments made to any Bank failing to timely provide the requisite Internal Revenue Service forms.

(i)                                     For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection 9.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Bank to any Federal Reserve Bank in accordance with applicable Laws.

(j)                                    The Borrower, upon receipt of written notice from the relevant Bank, agrees to issue Notes to any Bank requiring Notes to facilitate transactions of the type described in paragraph (i) above.

9.7                               Adjustments; Set-off.  (a)  If any Bank (a “Benefited Bank”) shall at any time receive any payment of all or part of its Loan, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank, if any, in respect of such other Bank’s Loan, or interest thereon, such Benefited Bank shall purchase for cash from the other Banks such portion of each such other Bank’s Loan, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Borrower agrees that each Bank purchasing a portion of another Bank’s portion of the Loan pursuant to this subsection 9.7(a) may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

(b)                                 In addition to any rights and remedies of the Banks provided by Law, upon the occurrence and during the continuance of an Event of Default each Bank shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Laws, to set off and appropriate and apply against the obligations under this Agreement any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank to or for the credit or the account of the Borrower.  Each Bank agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.8                               Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

9.9                               GOVERNING LAW.  THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.10                        Jurisdiction; Venue. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case sitting in New York County and, by execution and delivery of this Agreement, each of the Borrower and the Guarantor hereby accepts for and in respect of its property, generally and unconditionally, and irrevocably agrees to, the exclusive jurisdiction of the aforesaid courts, and agrees that it will not commence any action, litigation or proceeding against the Administrative Agent or any Bank relating to this Agreement in any forum other than the foregoing. Each of the Borrower and the Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail postage prepaid, to it at its address referred to in subsection 9.2, such service to become effective 30 days after such mailing.  Nothing herein shall affect the right of the Administrative Agent or any Bank to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the Borrower or the Guarantor in any other jurisdiction.  Each of the Borrower and the Guarantor hereby irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue of any action described in this subsection 9.10, or that such proceeding was brought in an inconvenient court, and agrees not to plead or claim the same.

9.11                        Survival and Termination of Agreement.  All covenants, agreements, representations and warranties made herein and in any certificate, document or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and any Notes and shall continue in full force and effect so long as the Loan or any amount payable to any Bank under or in connection with this Agreement or the Loan is unpaid, at which time this Agreement shall terminate, it being expressly understood that the obligations of the Borrower to the Administrative Agent and each Bank under subsections 2.14, 2.15, 2.16 and 9.5 and the obligations of the Banks to the Administrative Agent and the Lead Arranger under subsection 8.7 shall survive the payment in full of the Loan and all other amounts payable hereunder; provided, that with respect to amounts payable under subsections 2.14, 2.15, 2.16, 8.7 and 9.5, such amounts shall be deemed to have been paid if no claim therefor is made within six months after payment in full of the Loan and all other amounts payable hereunder.  Notwithstanding the foregoing, no Bank shall be entitled to any payments from the Borrower under subsection 2.14, 2.15, 2.16 or 9.5 unless, within six months of such Bank’s obtaining actual knowledge of the occurrence of the event or events giving rise to the operation of any such subsection, it has notified the Borrower of the occurrence of such event or events; provided, however, that the requirement for notice set forth herein shall have no effect on the nature or scope of the provisions of such subsections other than as expressly stated in this subsection 9.11.

9.12                        Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto with respect to its subject matter, and supersedes all previous understandings, written or oral, with respect thereto.

9.13                        WAIVER OF JURY TRIAL.  THE BORROWER, THE GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH BANK HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTE AND FOR ANY COUNTERCLAIM THEREIN.

9.14                        Severability.  Any provision of this Agreement or of any Note which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or thereof or affecting the validity, enforceability or legality of any such provision in any other jurisdiction.

9.15                        [Reserved.]

9.16                        USA PATRIOT Act Notice.  The Administrative Agent (for itself and not on behalf of any Bank) and each Bank that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Patriot Act.

9.17                        Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 10.                  SUBSIDIARY GUARANTEE

10.1                        Guarantee.  The Guarantor hereby unconditionally and irrevocably guarantees to the Banks (the “Subsidiary Guarantee”), as primary obligor and not merely as surety, the prompt and complete payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under this Agreement and any Note, whether for principal, interest, fees, expenses or otherwise, including, without limitation, obligations which, but for an automatic stay under Section 362(a) of the Bankruptcy Code or any other insolvency Laws or other proceeding, would become due (such obligations being hereinafter referred to as the “Obligations”), and agrees to pay any and all expenses (including, without limitation, the legal fees and disbursements of counsel) incurred by any Bank in enforcing any rights under the Subsidiary Guarantee.  No amendment or modification of the Subsidiary Guarantee may be made without the prior written consent of the Guarantor.

10.2                        Waiver of Subrogation.  Notwithstanding any payment or payments made by the Guarantor hereunder, or any set-off or application of funds of the Guarantor by any Bank, the Guarantor shall not be entitled to be subrogated to any of the rights of the Banks against the Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or the Banks for the payment of the Obligations, nor shall the Guarantor seek any reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, until all amounts owing to the Banks by the Borrower are paid in full.  If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor, in trust for each Bank, segregated from other funds of the Guarantor and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent, for the ratable benefit of the Banks, in the exact form received by the Guarantor (duly indorsed by the Guarantor, if required), to be applied against the Obligations, whether mature or unmatured, in such order as any Bank may determine.

10.3                        Amendments, etc. with respect to the Obligations.  The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor, and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by any Bank may be rescinded by such Bank and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Bank, and this Agreement, and any Note and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as any Bank may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Bank for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any Bank shall have any obligation to protect, secure, perfect or insure any lien or security interest at any time held by it as security for the Obligations or for this Subsidiary Guarantee or any property subject thereto.

10.4                        Guarantee Absolute and Unconditional.  The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Bank upon this Subsidiary Guarantee or acceptance of this Subsidiary Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Subsidiary Guarantee; and all dealings between the Borrower and the Guarantor, on the one hand, and any Bank, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Subsidiary Guarantee.  The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the Guarantor with respect to the Obligations.  This Subsidiary Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to, and the Guarantor hereby expressly waives any defenses to its obligations hereunder based upon (a) the validity or enforceability of this Agreement, any Note, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Bank, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against any Bank, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the Guarantor under this Subsidiary Guarantee, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against the Guarantor, each Bank may, but shall be under no obligation, to pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by such Bank to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security, or guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Banks against the Guarantor.

10.5                        Reinstatement.  This Subsidiary Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

10.6                        Payments.  The Guarantor and the Borrower hereby agree that the Obligations will be paid to the Administrative Agent, for the account of the Banks, without set-off or counterclaim in Dollars as expressed to be payable hereunder and under any Note, in immediately available funds at the office of the Administrative Agent specified in subsection 9.2.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CONOCOPHILLIPS

By:	/s/ Mehmet F. Muftuoglu
Mehmet F. Muftuoglu
Vice President and Treasurer

CONOCOPHILLIPS COMPANY

By:	/s/ Mehmet F. Muftuoglu
Mehmet F. Muftuoglu
Vice President and Treasurer

Signature Page to Term Loan Agreement

TORONTO DOMINION (TEXAS) LLC,
as Administrative Agent and as a Bank

By:	/s/ Wallace Wong
Name:	Wallace Wong
Title:	Authorized Signatory

Signature Page to Term Loan Agreement

DBS BANK LTD., as a Bank

By:	/s/ Yeo How Ngee
Name:	Yeo How Ngee
Title:	Managing Director

Signature Page to Term Loan Agreement

MIZUHO BANK, LTD.,
as a Bank

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

Signature Page to Term Loan Agreement

EXPORT DEVELOPMENT CANADA,
as a Bank

By:	/s/ Christopher Wilson
Name:	Christopher Wilson
Title:	Financing Manager

By:	/s/ Ladislau Papara
Name:	Ladislau Papara
Title:	Financing Manager

Signature Page to Term Loan Agreement

HSBC BANK USA, N.A., as a Bank

By:	/s/ Steven Smith
Name:	Steven Smith
Title:	Director

Signature Page to Term Loan Agreement

SKANDINAVISKA ENSKILDA BANKEN AB (publ), as a Bank

By:	/s/ Penny Neville-Park	/s/ Alison Butt
Name:	Penny Neville-Park
Alison Butt
Title:

Signature Page to Term Loan Agreement

BANK OF AMERICA, N.A.,
as a Bank

By:	/s/ Greg M. Hall
Name:	Greg M. Hall
Title:	Vice President

Signature Page to Term Loan Agreement

CITIBANK, N.A.,
as a Bank

By:	/s/ Cathy Shepherd
Name:	Cathy Shepherd
Title:	Vice-President

Signature Page to Term Loan Agreement

JPMORGAN CHASE BANK, N.A.,
as a Bank

By:	/s/ Muhammad Hasan
Name:	Muhammad Hasan
Title:	Vice President

Signature Page to Term Loan Agreement

BARCLAYS BANK PLC,
as a Bank

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Vice President

Signature Page to Term Loan Agreement

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Bank

By:	/s/ Brian Crowley
Name:	Brian Crowley
Title:	Managing Director

By:	/s/ Cristina Cignoli
Name:	Cristina Cignoli
Title:	Vice President

Signature Page to Term Loan Agreement

BNP PARIBAS,
as a Bank

By:	/s/ Mark Renaud
Name:	Mark Renaud
Title:	Managing Director

By:	/s/ Raymond G. Dunning
Name:	Raymond G. Dunning
Title:	Managing Director

Signature Page to Term Loan Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Bank

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Warren Van Heyst
Name:	Warren Van Heyst
Title:	Authorized Signatory

Signature Page to Term Loan Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Bank

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

Signature Page to Term Loan Agreement

NORDEA BANK FINLAND PLC, ACTING THROUGH ITS NEW YORK BRANCH, as a Bank

By:	/s/ Rolf Risan
Name:	Rolf Risan
Title:	Senior Vice President

By:	/s/ Lars Christian Eriksen
Name:	Lars Christian Eriksen
Title:	Vice President

Signature Page to Term Loan Agreement

THE BANK OF NOVA SCOTIA,
as a Bank

By:	/s/ John Frazell
Name:	John Frazell
Title:	Director

Signature Page to Term Loan Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Bank

By:	/s/ John Prigge
Name:	John Prigge
Title:	Vice President

Signature Page to Term Loan Agreement

SCHEDULE I

BANK INFORMATION

Bank	Funding Obligation
Toronto Dominion (Texas) LLC	$210,000,000.00
DBS Bank Ltd.	$200,000,000.00
Mizuho Bank, Ltd.	$200,000,000.00
HSBC Bank USA, N.A.	$150,000,000.00
Skandinaviska Enskilda Banken AB (Publ)	$150,000,000.00
Export Development Canada	$125,000,000.00
Bank of America, N.A.	$80,000,000.00
Citibank, N.A.	$80,000,000.00
JPMorgan Chase Bank, N.A.	$80,000,000.00
Barclays Bank PLC	$50,000,000.00
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$50,000,000.00
BNP Paribas	$50,000,000.00
Credit Suisse AG, Cayman Islands Branch	$50,000,000.00
Deutsche Bank AG New York Branch	$50,000,000.00
Nordea Bank Finland PLC, acting through its New York branch	$25,000,000.00
The Bank of Nova Scotia	$25,000,000.00
U.S. Bank National Association	$25,000,000.00

Total:	$1,600,000,000.00

Information regarding the Lending Offices of the Banks is set forth in the Administrative Questionnaires furnished by the Banks and kept on file with the Administrative Agent.

ANNEX A

Pricing Grid

	Level 1	Level 2	Level 3
Senior Debt Ratings	Baa2 or BBB (or above)	Baa3 or BBB-	Ba1 or BB+ (or lower)
Applicable Margin for Eurodollar Loans*	1.500%	1.700%	2.00%
Applicable Margin for Base Rate Loans	0.500%	0.700%	1.00%

The foregoing pricing grid is based upon the Borrower’s Senior Debt (“Index Debt”) ratings as determined from time to time by S&P and Moody’s.  For purposes of the foregoing, (i) if either S&P or Moody’s shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Level 3, (ii) in the event that the Borrower’s Index Debt ratings from S&P and Moody’s differ by one level, then the Applicable Margin in the above pricing grid will be that applicable to the higher rating, (iii) in the event that the Borrower’s Index Debt ratings from S&P and Moody’s differ by more than one level, then the Applicable Margin in the above Pricing Grid will be that applicable to one level below the higher rating, and (iv) if the ratings established or deemed to have been established by S&P and Moody’s for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P or Moody’s), then such change shall be effective as of the date on which it is first announced by the applicable rating agency.  Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of S&P or Moody’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin  shall be determined by reference to the rating most recently in effect prior to such change or cessation.

EXHIBIT A

FORM OF NOTE

New York, New York                , 20

FOR VALUE RECEIVED, CONOCOPHILLIPS, a Delaware corporation (the “Borrower”), promises to pay to the order of                (the “Bank”) at the office of Toronto Dominion (Texas) LLC, located at [                              ], on the Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States of America and in immediately available funds, the principal amount equal to the aggregate unpaid principal amount of all Base Rate Loans and Eurodollar Loans made by the Bank to the Borrower pursuant to subsection 2.1 of the Credit Agreement. The Borrower further agrees to pay interest in lawful money of the United States of America, in the case of Base Rate Loans and Eurodollar Loans, at such office on the unpaid principal amount hereof from time to time from the date hereof and, to the extent permitted by Law, accrued interest in respect hereof at the rates and on the dates specified in subsection 2.9 of the Credit Agreement.  The holder of this Note is authorized to record the date and amount of each Loan made by the Bank pursuant to subsection 2.1 of the Credit Agreement, each payment of principal with respect thereto and each conversion or continuation made pursuant to subsection 2.6 of the Credit Agreement, on the schedules annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, and any such recordation shall constitute prima facie evidence, absent manifest error, of the accuracy of the information recorded; provided that failure by the Bank to make any such recordation or any error in such recordation shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Term Loan Agreement dated as of [          ], 2016, among the Borrower, ConocoPhillips Company, the Bank, certain other banks and financial institutions parties thereto and Toronto Dominion (Texas) LLC, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein and not otherwise defined herein being used herein as therein defined), is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.  The Borrower agrees to pay all costs and expenses incurred by the Bank in connection with the enforcement of its rights and remedies under the Credit Agreement and this Note.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CONOCOPHILLIPS

By:
Name:
Title:

2

Page 1 of

Schedule to

Note

BASE RATE LOANS, CONVERSIONS AND
PAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans Made or Converted From Eurodollar Loans	Amount of Base Rate Loans Paid or Converted into Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

of Schedule to

Note

EURODOLLAR LOANS, CONVERSIONS

AND PAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans Made or Converted from Base Rate Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Eurodollar Loans Paid or Converted into Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT B-1

LOAN NOTICE

[          ] [  ], 20[ ]

Toronto Dominion (Texas) LLC, as Administrative Agent

Attention:  Agency Administration
Telecopier:  (416) 982-5535
Telephone:  (416) 307-3942
Email:  TDSAgencyAdmin@tdsecurities.com

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement, dated as of [               ], 2016, among the undersigned, ConocoPhillips Company, certain Banks parties thereto and Toronto Dominion (Texas) LLC, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

1.                                      The undersigned hereby requests (select one):

☐  A borrowing of Loans                                               ☐  A conversion or continuation of Loans

a.             On                                            (☐  A Working Day    ☐  A Business Day, as applicable, in accordance with subsection 2.3(a) of the Credit Agreement in the case of a borrowing or subsection 2.6(a) or 2.6(b) in the case of a conversion or continuation of Loans).

b.             In the amount of $                    .

c.             Comprised of                                                         .

[Type of Loan requested]

d.             For Eurodollar Loans:  with an Interest Period of          months.

[2.           The borrowing requested herein complies with the proviso to the first sentence of subsection 2.1(a) of the Credit Agreement.](1)

Following are the undersigned’s instructions for distribution of loan proceeds (appropriate wire instructions, etc.):

[Remainder of Page Intentionally Blank; Signature Pages Follow]

(1)  Only applicable for borrowings.

1

Very truly yours,

CONOCOPHILLIPS

By:
Name:
Title:

2

EXHIBIT B-2

REPAYMENT NOTICE

[              ] [  ], 20[  ]

Toronto Dominion (Texas) LLC, as Administrative Agent

Attention:  Agency Administration
Telecopier:  (416) 982-5535
Telephone:  (416) 307-3942
Email:  TDSAgencyAdmin@tdsecurities.com

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement, dated as of [          ], 2016, among the undersigned, ConocoPhillips Company, certain Banks parties thereto and Toronto Dominion (Texas) LLC, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The Borrower hereby notifies the Administrative Agent that on              (2) pursuant to the terms of subsection 2.5 (Optional Prepayments) of the Credit Agreement, the Borrower intends to make a prepayment of the following Loans as more specifically set forth below:

☐  Eurodollar Loans: $

Applicable Interest Period:

☐  Base Rate Loans:  $

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

(2)  Specify date of such prepayment.  Prepayments of Eurodollar Loans require at least three Business Days’ prior notice and prepayments of Base Rate Loans require prior notice of at least one Business Day.

1

Very truly yours,

CONOCOPHILLIPS

By:
Name:
Title:

2

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Term Loan Agreement, dated as of [                   ], 2016, among ConocoPhillips (the “Borrower”), ConocoPhillips Company, certain Banks parties thereto and Toronto Dominion (Texas) LLC, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein as therein defined.

(a) The “Assignor” named on Schedule 1 hereto (the “Assignor”) hereby irrevocably sells and assigns to the “Assignee” named on Schedule 1 hereto (the “Assignee”) without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), the interest described on Schedule 1 hereto in and to the Assignor’s rights and obligations under the Credit Agreement as are set forth on Schedule 1 hereto (“Assigned Interest”), in a principal amount as set forth on Schedule 1 hereto.

(b) The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any Subsidiaries of the Borrower or any other obligor or the performance or observance by the Borrower, any Subsidiaries of the Borrower or any other obligor of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto.

(c) The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to subsection 3.4 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 2.15(b) of the Credit Agreement.

(d) The effective date of this Assignment and Acceptance shall be the “Effective Date of Assignment” indicated on Schedule 1 hereto (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

1

(e) Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrue subsequent to the Transfer Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

(f) From and after the Transfer Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and shall be bound by the provisions thereof and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

(g) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

2

SCHEDULE 1

to Assignment and Acceptance
relating to the Term Loan Agreement,
dated as of [             ], 2016,
among
CONOCOPHILLIPS,
CONOCOPHILLIPS COMPANY,
the Banks named therein,
and
TORONTO DOMINION (TEXAS) LLC,
as Administrative Agent.

Name of Assignor:
Name of Assignee:
Effective Date of Assignment:

Principal Amount Assigned	Applicable Percentage Assigned(1)

$	.	%

[NAME OF ASSIGNEE]	[NAME OF ASSIGNOR]

By:	By:
Name:	Name:
Title:	Title:

Accepted:	[Consented To:](2)

TORONTO DOMINION (TEXAS) LLC, as	CONOCOPHILLIPS
Administrative Agent

By:	By:
Name:	Name:
Title:	Title:

(1)         Calculate the Applicable Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate Loans of all Banks.

(2)         To be added if consent is required under the Credit Agreement.

EXHIBIT D

FORM OF CLOSING CERTIFICATE

Pursuant to subsection 4.1(b) of the Term Loan Agreement dated as of the date hereof among ConocoPhillips, a Delaware corporation, ConocoPhillips Company, a Delaware corporation, the several banks and financial institutions from time to time parties thereto, and Toronto Dominion (Texas) LLC, as Administrative Agent (the “Credit Agreement”; terms defined therein being used herein as therein defined), the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF LOAN PARTY] (the “Company”) hereby certifies as follows:

1.                                      Each of the representations and warranties made by the Company in the Credit Agreement is true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof;

2.                                      [No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loan to be made on the date hereof;][BORROWER ONLY]

3.                                                  is and at all times since              ,        , has been, the duly elected and qualified Secretary of the Company and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature;

and the undersigned Secretary of the Company hereby certifies as follows:

4.                                      To my knowledge, there are no liquidation or dissolution proceedings pending or threatened against the Company, nor has any other event occurred affecting or threatening the corporate existence of the Company;

5.                                      Attached hereto as Exhibit A is a true and complete copy of the resolutions duly adopted by the Board of Directors of the Company on          ,     ; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; such resolutions are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein;

6.                                      Attached hereto as Exhibit B is a true and complete copy of the Bylaws of the Company as in effect at all times since           ,     , to and including the date hereof; and attached hereto as Exhibit C is a true and complete copy of the Restated Certificate of Incorporation of the Company filed in the Office of the Secretary of State of the State of Delaware on [        , 20  ], as in effect on the date hereof;

7.                                      The persons named below,         ,         ,         and        , are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below, and such officers have held such offices with the Company at all times since          ,     , to and including the date hereof, the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company, the Credit Agreement[, any Notes][BORROWER ONLY] and any certificate or other document to be delivered by the Company pursuant to the Credit Agreement [and any Notes][BORROWER ONLY]:

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Name	Office	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of             , 2016.

Name:	Name:
Title:	Title:

(Corporate Seal)

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EXHIBIT E

FORM OF OPINION OF
COUNSEL TO THE LOAN PARTIES

[          ], 2016

Toronto Dominion (Texas) LLC,

as Administrative Agent

31 West 52nd Street

New York, NY  10019

and each of the Banks

parties to the Credit Agreement

referred to herein

Re:                             Term Loan Agreement dated as of [          ], 2016, among ConocoPhillips, ConocoPhillips Company, the several banks and financial institutions from time to time parties thereto and Toronto Dominion (Texas) LLC, as Administrative Agent for the Banks.

Ladies and Gentlemen:

I am Senior Counsel to ConocoPhillips, a Delaware corporation (the  “Borrower”), and have acted as counsel to the Borrower and ConocoPhillips Company, a Delaware corporation (the “Guarantor”), in connection with the Term Loan Agreement dated as of [          ], 2016 (the “Credit Agreement”), among the Borrower, the Guarantor, the several banks and financial institutions from time to time parties thereto (the “Banks”), and Toronto Dominion (Texas) LLC, as administrative agent for the Banks (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein as defined therein.

As used in this opinion, the phrase “to my knowledge,” or words of similar import, mean, as to matters of fact, that to the actual knowledge of the attorneys within the legal department of the Borrower responsible for the review and negotiation of the Credit Agreement and after an examination of the Credit Agreement, but without any independent factual investigation or verification of any kind other than inquiries of other attorneys within the legal department of the Borrower and certain officers of each Loan Party, such matters are factually correct.

I have assumed for the purposes of my opinion hereinafter set forth that the Credit Agreement has been duly authorized, executed and delivered by each of the Banks and the Administrative Agent, and is a valid and binding obligation of each of the Banks and the Administrative Agent enforceable against them in accordance with its terms.

In rendering the opinions expressed below, I have examined the originals or conformed copies of such corporate records, agreements and instruments of each Loan Party, certificates of public officials and of officers of each Loan Party, and such other documents and records, and such matters of law, as I have deemed appropriate as a basis for the opinions hereinafter expressed.

Based upon the foregoing and subject to the comments and qualifications set forth below, I am of the opinion that:

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1.                                      Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and governmental licenses, authorizations, consents and approvals required to conduct its business as now conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to cause a Material Adverse Change.

2.                                      The execution, delivery and performance by each Loan Party of the Credit Agreement (a) are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate action, (b) require no action by or in respect of, or filing with, any governmental body, agency or official that has not been taken, (c) do not contravene, or constitute a breach or a default under any provision of (i) the Borrower’s amended and restated certificate of incorporation or its amended and restated by-laws, or (ii) the Guarantor’s restated certificate of incorporation, as amended, or its by-laws, (d) do not contravene any applicable Law or regulation or any provision of any agreement, judgment, injunction, order or decree binding upon any Loan Party, or (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries except, in the cases of clauses (b), (d) and (e), as would not reasonably be expected to cause a Material Adverse Change.

3.                                      The Credit Agreement constitutes a valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability affecting the enforcement of creditors’ rights and remedies and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except as rights to indemnity under the Credit Agreement may be limited by applicable Laws.  I express no opinion as to (i) the effect of the Laws of any jurisdiction (other than the State of New York) wherein any Bank (including any of its Domestic Office or Eurodollar Office) may be located which limits rates of interest which may be charged or collected by such Bank, (ii) the third sentence of subsection 9.6(b) of the Credit Agreement to the extent it purports to grant any rights to any Participant, (iii) the second sentence of subsection 9.7(a) of the Credit Agreement or (iv) the first and last sentences of subsection 9.10 of the Credit Agreement.

4.                                      To the best of my knowledge, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened in writing against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which it is probable that an adverse decision will be rendered in a matter for which no provision has been made (a) which would cause a Material Adverse Change or (b) which in any manner draws into question the validity of, or seeks to restrain the transactions contemplated by, the Credit Agreement.

In connection with the above, I wish to point out that provisions of the Credit Agreement which permit the Administrative Agent or any Bank to take action or make determinations, or to benefit from indemnities and similar undertakings of the Borrower or any other Loan Party, may be subject to a requirement that such action be taken or such determinations be made, and that any action or inaction by the Administrative Agent or any Bank which may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.

The foregoing opinions are limited to the Laws of the United States, the State of Texas and the General Corporation Law of the State of Delaware and I express no opinions as to the effect of the Laws of any other jurisdiction.  For purposes of this opinion, I have assumed the Laws of the State of New York to be identical to the Laws of the State of Texas in all respects.  Further, the choice of New York Law will be

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given effect by the courts of Texas.  However, if the Law of Texas were nevertheless held to be applicable to such agreements, such agreements would be binding obligations of the Loan Parties enforceable in accordance with their terms under the Law of Texas, subject to those qualifications set forth herein.

This opinion is furnished to you in connection with the transactions contemplated by the Credit Agreement and is solely for the benefit of the addressees hereof and may not be relied on by such addressees for any other purpose or in any manner, or furnished to or relied on for any purpose by any other Person, in each case without my prior written consent.  Notwithstanding the foregoing, at your request, I hereby consent to reliance hereon by any future assignee of any Bank’s interests in the Loan under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of subsection 9.6(d) of the Credit Agreement, on the condition and understanding that (a) this letter speaks only as of the date hereof, (b) I have no responsibility or obligation to update this letter, to consider its applicability or correctness to any Person other than its addressee(s), or to take into account changes in Law, facts or any other developments of which I may later become aware, and (c) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in Law, facts or any other developments known to or reasonably knowable by the assignee at such time.  Finally, the opinions expressed herein are as of the date hereof and I disclaim any undertaking to update this opinion letter.

Very truly yours,

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EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                ,

To:                             Toronto Dominion (Texas) LLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of [  ], 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among ConocoPhillips, as borrower (the “Borrower”), ConocoPhillips Company, as guarantor, the several banks and financial institutions from time to time parties thereto and Toronto Dominion (Texas) LLC, as Administrative Agent for the Banks..

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                               of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                      The year-end audited financial statements required by subsection 5.1(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent public accountant required by such section are available in electronic format and have been delivered pursuant to subsection 5.1(a)of the Credit Agreement.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                      The unaudited financial statements required by subsection 5.1(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date are available in electronic format and have been delivered pursuant to subsection 5.1(b) of the Credit Agreement.

2.                                      The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Consolidated Subsidiaries during the accounting period covered by the attached financial statements.

3.                                      The financial covenant analysis and information set forth on Schedule 1 attached hereto is true and accurate on and as of the date of this Certificate.

4.                                      No Default or Event of Default exists on the date hereof [if any Default or Event of Default then exists, set forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto].

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IN WITNESS WHEREOF, the undersigned has executed this Certificate as of           ,     .

By:
Name:
Title:

2

                                         (“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

Subsection 6.4 — Total Debt to Capitalization Ratio.

A.	Consolidated Indebtedness at Statement Date:	$

B.	Capitalization at Statement Date (sum of Lines B.1. plus B.2.):	$

	1. Consolidated Indebtedness at Statement Date:	$

	2. Stockholders’ Equity at Statement Date:	$

C.	Total Debt to Capitalization Ratio at Statement Date:
	(Line A ÷ Line B):	to 1.00

Maximum Permitted (see subsection 6.4 of the Credit Agreement)		0.65 to 1.00

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